Exhibit 10.1
AMENDMENT OF
REHABCARE GROUP, INC.
TERMINATION COMPENSATION AGREEMENT

This Amendment of the RehabCare Group, Inc. Termination Compensation Agreement with John H. Short, PhD, dated December 11, 2007 (the “Agreement”) has been entered into this 8th day of December, 2008 by and between RehabCare Group, Inc. (the “Company”) and John H. Short, PhD (the “Executive”).

As contemplated in Section 7.6 of the Termination Compensation Agreement, the Company and the Executive desire to amend the Agreement as of the date hereof, to conform to the provisions of the final regulations under Section 409A of the Internal Revenue Code.  Therefore, the Company and the Executive hereby amend the Agreement as follows:

1.           Section 1.1(e) is amended to read in its entirety as follows:

1.1(e)                      “Change in Control” means:

(i)           The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

(ii)           The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company, that together with stock of the Company acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company;

(iii)           A majority of the members of the Company’s board of directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election;

(iv)           One person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Code Section 409A.

2.           Section 1.1(i) is amended to read in its entirety as follows:

1.1(i)                      “Date of Termination” has the meaning set forth in Section 3.7 of this Agreement.

3.           Sections 1.1(n), 1.1(r), 1.1(u), 1.1(v) and 1.1(x), each of which defined a term used in the Change in Control definition prior to this Amendment, are hereby deleted in their entirety and each are replaced with the following:

[RESERVED]

4.           Section 2.4(e) is amended to add the following at the end thereof:

Such expense reimbursements shall be made not later than the end of the calendar year following the calendar year in which the expenses were incurred.

5.           Section 3.6 is amended to read in its entirety as follows:

3.6           Notice of Termination.  Any termination by the Company for Cause, without Cause, or Disability, or by the Executive for any reason or no reason, shall be communicated by Notice of Termination to the other party, given in accordance with Section 7.2.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifies the Date of Termination (which date shall be not more than forty-five (45) days after the giving of such notice).  The failure of the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

6.           Section 3.7 is amended to read in its entirety as follows:

3.7           Date of Termination.  “Date of Termination” means the date the Executive’s employment with the Company terminates; provided that Date of Termination for purposes of any payment prescribed in Section 4 that is subject to Section 409A of the Code shall mean the date the Executive incurs a “separation from service” from the Company and its affiliates, as such term is defined in Section 409A of the Code and the regulations and other guidance issued thereunder.

7.           The first paragraph of Section 4.1 is amended to read in its entirety as follows:

4.1           Termination Without Cause or Timely Termination for Good Reason Prior to a Change in Control.  Subject to the provisions of Section 4.9, if, prior to a Change in Control during the Employment Period, the Company terminates the Executive’s employment without Cause or the Executive terminates his employment with the Company for Good Reason within forty-five (45) days of the expiration of the Company’s 30-day cure period described in Section 3.4, and the event that would constitute Good Reason has not been remedied by the Company as described in Section 3.4, the Executive shall be entitled to the payment of the benefits provided below:

8.           Section 4.1(a) is amended to read in its entirety as follows:

4.1(a)                      Accrued Obligations.  Within thirty (30) days after the Date of Termination, the Company shall pay to the Executive the sum of (1) the Executive’s accrued salary through the Date of Termination, and (2) any accrued and unused paid days off; in each case to the extent not previously paid (hereinafter referred to as the “Accrued Obligations”). In addition, Executive shall be entitled to the accrued benefit payable to the Executive under any deferred compensation plan, program or arrangement in which the Executive is a participant, which shall be payable in the time and manner provided under the applicable plan, program or arrangement.  Payment under any annual or long-term cash incentive plan shall be determined and governed solely by the terms of the applicable plan.

9.           Section 4.1(d) is amended to read in its entirety as follows:

4.1(d)                      Health Benefit Continuation.  For twenty-four (24) months following the Date of Termination, the Company shall pay the COBRA premiums for the Executive and his spouse and other eligible dependents for the medical, dental, vision and prescription drug plan(s) maintained by the Company in which the Executive and his spouse or other dependents were participating immediately prior to the Date of Termination; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or health benefits under another employer-provided plan, program, practice or policy the Company’s COBRA premium payments described herein shall be immediately terminated upon the commencement of coverage under the new employer’s plan, program, practice or policy.  In addition, to the extent that the COBRA premiums paid by the Company are taxable to the Executive, the Company shall pay to the Executive a gross-up payment for applicable taxes.  Such payment shall be made monthly during the period the COBRA premiums are paid by the Company.

10.           Section 4.2(d) is amended to read in its entirety as follows:

4.2(d)                      Health Benefit Continuation.  For twenty-four (24) months following the Date of Termination, the Company shall pay the COBRA premiums for the Executive and his spouse and other eligible dependents for the medical, dental, vision and prescription drug plan(s) maintained by the Company in which the Executive and his spouse or other dependents were participating immediately prior to the Date of Termination; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or health benefits under another employer-provided plan, program, practice or policy the Company’s COBRA premium payments benefits described herein shall be immediately terminated upon the commencement of coverage under the new employer’s plan, program, practice or policy.  In addition, to the extent that the COBRA premiums paid by the Company are taxable to the Executive, the Company shall pay to the Executive a gross-up payment for applicable taxes.  Such payment shall be made monthly during the period the COBRA premiums are paid by the Company.

11.           Section 4.7 is amended to add the following at the end thereof:

Any such payment shall be made not later than the end of the calendar year following the calendar year in which the Executive incurred such expense.

12.           Section 4.8 is amended to add the following at the end thereof:

Such executed agreement must be delivered by the Executive to the Company within 30 days of the Executive’s Date of Termination.

13.           The last sentence of Section 4.9 is amended to read in its entirety as follows:

A “Specified Employee” means a specified employee as defined in Treas. Reg. §1.409A-1(i) (generally, officers earning more than $150,000 per year, as indexed for inflation, who are among the fifty highest paid employees).

4825480.1

IN WITNESS WHEREOF, the Executive and the Company have caused this Amendment to be executed as of the date and year first above written.

/s/ John H. Short
John H. Short, PhD

REHABCARE GROUP, INC.

By:           /s/ Harry E. Rich
Name:                      Harry E. Rich
Title:                      Chairman of the Board